Exhibit 5.2

Robert B. McIntosh Executive Vice President, General Counsel and Secretary 1000 Abernathy Road NE Atlanta, GA 30328 Direct: 678-291-7456 bob.mcintosh@westrock.com

May 20, 2019

WestRock Company

1000 Abernathy Road NE

Atlanta, Georgia 30328

Ladies and Gentlemen:

I have acted as counsel for WestRock RKT, LLC, a Delaware limited liability company (the “Georgia Guarantor”), in connection with the issuance by WRKCo Inc., a Delaware corporation (the “Issuer”) of $500,000,000 aggregate principal amount of 3.900% Senior Notes due 2028 (the “2028 Notes”) and $500,000,000 aggregate principal amount of 4.200% Senior Notes due 2032 (the “2032 Notes” and, together with the Notes, the “Notes”), and guarantees (the “Guarantees”) thereof by the Georgia Guarantor, in accordance with the Underwriting Agreement, dated May 16, 2019, among BofA Securities, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Scotia Capital (USA) Inc. and TD Securities (USA) LLC, as representatives of the several Underwriters listed in Schedule A thereto, the Issuer, WestRock Company, a Delaware corporation (“Parent”), WestRock MWV, LLC, a Delaware limited liability company (“WRK MWV”) and the Georgia Guarantor.

In such capacity and in connection with the opinions expressed herein, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the (1) Registration Statement on Form S-3 (Registration No. 333-231456), filed with the Securities and Exchange Commission on May 14, 2019, and (2) the indenture dated as of December 3, 2018 (the “Base Indenture”), by and among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by the second supplemental indenture dated as of May 20, 2019 (the “Second Supplemental Indenture”), by and among the Issuer, the Guarantors and the Trustee (the Base Indenture, as supplemented by the Second Supplemental Indenture, the “Indenture”).

Based upon the foregoing, I am of opinion that:

1.	The Indenture has been duly authorized, executed and delivered by the Georgia Guarantor.

I am admitted to practice only in the State of Georgia, and accordingly, do not express any opinion herein concerning any law other than the laws of the State of Georgia as currently in effect.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. I also consent to the reference to my name under the caption “Validity of the Notes” in the Prospectus constituting part of the Registration Statement. In giving this consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. I also consent to Cravath, Swaine & Moore LLP relying, as to matters of Georgia law, upon this opinion in connection with the opinion provided by that law firm that is included as an exhibit to the Registration Statement.

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Very truly yours,

/s/ Robert B. McIntosh
Robert B. McIntosh